Exhibit 99.1

Claymont Steel Reports 2007 First Quarter Earnings

CLAYMONT, Del., May 14, 2007 (PrimeNewswire via COMTEX News Network) — Claymont Steel Holdings (Nasdaq:PLTE) reported strong 1st quarter 2007 revenues of $84.8 million on shipments totaling 101,128 tons. Adjusted EBITDA was $18.3 million up from $15.6 million in the fourth quarter of 2006. EPS adjusted for non-recurring charges came in at $.34 per share. The Company successfully refinanced its debt in the 1st quarter effectively cutting projected interest expense in half to $15 million annually. After incurring $14.6 million of after-tax refinancing related charges in the first quarter, the Company incurred a net loss of $8.8 million, or $.50 per diluted share.

“We delivered outstanding results in March and a very solid quarter overall in light of some operational issues relating to energy curtailments early in the period,” commented Chairman and CEO Jeff Bradley. “In addition to generating a high level of profitability, we continued to make progress on our key strategic initiatives. Our high margin custom burning business more than doubled over the same period last year and we continued to increase the proportion of our overall business directed toward custom versus standard orders.”

Despite challenges in the plate mill due to reduced 4th quarter melt shop output and lower production due to a natural gas curtailment stemming from extreme winter weather, Claymont’s shipments increased slightly in the 1st quarter of 2007 as compared to the 4th quarter of 2006 and 1st quarter 2006. As expected, the melt shop returned to normal operations and produced a near record 119,000 tons, an increase of 15% over the average of the previous two quarters. Average Selling Price (“ASP”) rose 2% from 1st quarter 2006, to $838/ton, down from the 4th quarter of 2006.

Gross profit for the first quarter of 2007 was down $1.0 million, or 5%, from 4th quarter 2006 and $4.8 million, or 19%, from the 1st quarter 2006. The decline from the 4th quarter results was largely caused by the $13/ton decrease in ASP. This decline was attributed to the weaker market conditions that existed at the end of the 4th quarter of 2006 and the first two months of the 1st quarter 2007. In addition, the uneven plate mill and melt shop operations in late 2006 and early 2007 led to an increase in product cost of approximately $4 per ton. Partially offset by a $3 million increase in sales, the decline from 1st quarter 2006 was caused by a $5 million increase in scrap costs and $3 million increase in third party slab costs that could not be passed on through increased sales price due to the weaker pricing environment.

“While late 2006 and part of the 1st quarter was characterized by weaker demand for the industry as a whole, I am very pleased with the market demand for our end products. The fabrication, bridge and rail end markets have increased as a percentage of our sales, which has driven higher margin custom products to 75% of our mix in the 1st quarter. In addition, shipments of custom burned parts have increased by 130% over the 1st quarter of 2006 and are ahead of plan for the year. Our order book going into second quarter is very strong in terms of volume, mix and price,” stated Mr. Bradley.

Selling, general and administrative expenses were $3.4 million lower than the 4th quarter of 2006 totaling $4.2 million for the 1st quarter 2007, an increase of $1.5 million from 1st quarter 2006. In the 4th quarter of 2006 the Company incurred $4.2 million of payments to H.I.G. Capital associated with the termination of its management agreement and the company’s IPO. The increase from the 1st quarter 2006 is primarily related to costs associated with the refinancing of the company’s debt and the increases to support its growth and its public company reporting requirements.

The effective tax rate for the Company is approximately 35.2% in the 1st quarter of 2007 verses 37.2% in the first quarter of 2006. The effective tax rate has decreased in the first quarter 2007 as a result of the pre-tax losses incurred at the Holding Company, largely as a result of the redemption costs associated with the Holding Company’s Senior Secured Pay-in-Kind Notes.

Interest expense has been reduced to prospectively $15 million annually, from $29 million in 2006 as a result of the redemption of the Company’s pay-in-kind notes and the refinancing of the Company’s floating rate notes. In the first quarter 2007, The Company incurred $23.3 million of one-time charges related to redeeming our prior debt and writing off deferred financing fees and original issue discount. The refinancing significantly reduces the Company’s ongoing interest expense and will facilitate the continued de-levering of its balance sheet. “Our target is to reduce our long term debt to $100 million within the next 24 to 36 months,” stated David Clark, Chief Financial Officer.

Consistent with its multi-year plan, the Company made $5.0 million of capital expenditures in the quarter. As of quarter end, the Company had $6.3 million in cash and short term investments and total debt outstanding of $167.9 million.

Outlook

“We continue to make good progress on our strategic and tactical initiatives which we believe will drive shareholder value going forward,” said Jeff Bradley, “Going into the second quarter our operations are running more smoothly and our order book is stronger than it was going into the first quarter. However, the resulting increase in profitability may be muted somewhat in the short term by the time lag associated with the recapture of increasing scrap prices through higher ASPs.”

Claymont has scheduled an earnings call which will take place on Monday, May 14th at 4:30 PM Eastern Time. Jeff Bradley, CEO and President, David Clark, CFO, Allen Egner, VP of Finance and Treasurer, Kendra Curtis the Corporate Controller, and other senior members from the Operating Management team will discuss the results of the 1st quarter. Persons wishing to listen to the web cast of the earnings call can do so through the investor’s relation portal of the company’s website at www.claymontsteel.com

About Claymont Steel

Claymont Steel manufactures and sells custom discrete steel plate in North America. Claymont’s headquarters and manufacturing facilities are located in Claymont, Delaware. More information is available at www.claymontsteel.com

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about the Company’s beliefs, expectations, future goals and similar statements, constitute forward-looking statements. These statements include, among others, statements regarding our business outlook, anticipated financial and operating results, anticipated product demand, interest expense, gross profit margins and scrap costs, the availability of raw materials and debt reductions plans. These forward-looking statements are based on management’s beliefs and assumptions, which are based on currently available information. These assumptions could prove inaccurate. These forward-looking statements also involve a number of risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statements. Some of these risks and uncertainties are described in Claymont Steel’s filings with the Securities and Exchange Commission, including the information under the headings “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors in the Company’s annual report on Form 10-K, filed with the SEC on April 2, 2007. Claymont Steel undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Claymont Steel Holdings, Inc.

Statement of Operations (Unaudited)

	Quarter Ended
(Dollars in millions)	March 31, 2007	Dec. 31, 2006	April 1, 2006
Net Sales	$84,777	$85,702	$81,340
Cost of sales	63,860	63,779	55,642

Gross profit	20,917	21,923	25,698
%	25%	26%	32%
Selling, General & Administrative	4,143	7,642	2,750

Income from operations	16,774	14,281	22,948
Other income (expense):
Interest income	402	313	841
Interest expense	(30,851)	(9,233)	(5,811)
Other non-operating income	—	(1)	139

Income before income taxes	(13,675)	5,360	18,117
Income tax expense	(4,815)	2,976	6,733

Net Income	($8,860)	$2,384	$11,384
Common Stock Data:
Net income per share:
Basic	($0.51)	$0.21	$1.01
Diluted	($0.50)	$0.21	$1.01
Weighted average shares, in thousands
Basic	17,510	11,408	11,241
Diluted	17,809	11,476	11,317
EBITDA Recap:
Net Income	($8,860)	$2,384	$11,384
Depreciation & Amortization	1,292	1,265	647
Interest, net	30,449	8,920	4,970
Income taxes	(4,815)	2,976	6,733

EBITDA	$18,066	$15,545	$23,734
Non Cash Compensation	185	43	—

Adjusted EBITDA	$18,251	$15,588	$23,734
Adjusted EBITDA %	22%	18%	29%

Claymont Steel Holdings, Inc.

Statement of Cash Flows (Unaudited)

	Quarter Ended
(In millions)	March 31 2007	April 1 2006
Operating Activities:
Net income (loss)	$(8,860)	$11,384
Adjustment to reconcile net income:	—	—
Depreciation & amortization	12,178	955
Deferred taxes net	(4,829)	123
Stock compensation	—	—
Provision for (recoveries of) bad debts	—	—
Changes in assets and liabilities which provided (used) cash:	—	—
Accounts Receivable	(7,834)	(3,227)
Inventory	(7,855)	(2,969)
Prepaid Expenses	(732)	(145)
Income Taxes Receivable	(287)	—
Accounts Payable	9,633	1,062
Accrued Interest Payable	(11,793)	(5,082)
Accrued Taxes	—	5,761
Accrued Liabilities and Profit Sharing	(1,625)	(3,544)
Due to seller	—	(500)
Deferred Pension	—	—
Other Assets and Liabilities	—	2

Net cash provided by (used in) operating activities	(22,004)	3,821
Investing Activities:
Capital expenditures	(4,969)	(4,394)
Purchase of investment securities	—	(68,857)
Maturities of investment securities	89,685	68,164
Proceeds from sale of short-term investments	—	—
Purchase price and fees and expenses paid in cash	—	—

Net cash provided by (used in) investing activities	84,716	(5,087)
Financing Activities:
Proceeds from initial public offering, net	—	—
Proceeds from pay-in-kind note offering	(75,000)	—
Borrowings under revolving credit facility	43,997	—
Repayments under revolving credit facility, net	—	—
Net proceeds from note payable - related party	—	—
Borrowings under term loan A	20,000	—
Repayment of term loan A	(1,111)	—
Borrowings under senior secured notes	—	89
Repayment under senior secured floating rate notes	(170,110)	—
Borrowing under senior secured floating rate notes	105,000	—
Deferred financing fees	(3,657)	(106)
Management restricted stock	163	—
Dividend	(855)	—

Net cash (used in) provided by financing activities	(81,574)	(17)
Net Increase (Decrease) In Cash	(18,862)	(1,283)
CASH - Beginning of period	20,120	2,619

CASH - End of period	$1,258	$1,336

Supplemental Disclosures off Cash Flow:
Cash paid during the period for:
Interest	19,157	10,339

Income Taxes	300	976

Claymont Steel Holdings, Inc.

Balance Sheet (Unaudited)

	Quarter Ended
(Dollars in millions)	March 31, 2007	Dec. 31, 2006	April 1, 2006
CASH	$1,259	$20,120	$1,336
INVESTMENT SECURITIES	5,089	94,774	69,010
ACCOUNTS RECEIVABLE	48,915	41,081	41,972
INVENTORIES	48,553	40,698	38,921
PREPAID EXPENSES	1,247	515	950
DEFERRED TAXES	888	795	902
TOTAL CURRENT ASSETS	105,951	197,983	153,091
FIXED ASSETS	28,124	24,103	18,666
INCOME TAX RECEIVABLE	3,236	2,949	—
DEFERRED FINANCING FEES	3,618	9,583	7,709
INTANGIBLE ASSETS	4,629	4,975	6,556
DEFERRED PENSION ASSET	472	472	—
OTHER ASSETS	3,820	—	—
TOTAL ASSETS	149,850	240,065	186,022
LINE OF CREDIT	43,997	—	—
ACCOUNTS PAYABLE	26,750	17,117	17,579
ACCRUED INTEREST PAYABLE	1,165	12,958	2,085
DUE TO SELLER	—	—	4,314
ACCRUED LIABILITIES	3,152	2,425	9,137
ACCRUED PROFIT SHARING	763	3,115	620
TOTAL CURRENT LIABILITIES	75,827	35,615	33,735
LONG TERM DEBT	123,889	243,848	170,538
DEFERRED TAXES	—	916	291
OTHER LONG TERM LIABILITIES	—	—	287
TOTAL LIABILITIES	199,716	280,379	204,851
STOCKHOLDERS EQUITY	(49,866)	(40,314)	(18,829)
TOTAL LIABILITIES & EQUITY	$149,850	$240,065	$186,022

Claymont Steel Holdings, Inc.

Supplemental Statistics (Unaudited)

	Quarter Ended
(Dollars in millions)	March 31, 2007	Dec. 31, 2006	April 1, 2006
Net ASP	$838	$851	$820
Shipments in net tons	101,128	100,614	99,239
Custom Tons	74,622	67,729	68,090
Standard Tons	26,506	32,885	31,149
Production:
Slab Tons Produced	118,904	106,266	108,921
Plate Tons Produced	99,401	107,763	92,714
Capital Expenditures	$4,969,000	$3,076,000	$4,391,000
Net Income	($8,860)
+ Income Taxes	(4,815)

Income before taxes	(13,675)
Add Backs
Call premiums (Cash)	12,603
Deferred financing fees (Non-cash)	9,623
Bond discount premium (Non-cash)	1,261

Adjusted income before taxes	9,812
Adjusted income taxes	3,856

Adjusted net income	$5,956
Common Stock Data:
Adjusted Net income per share:
Basic	$0.34
Diluted	$0.33
Weighted average shares, in thousands
Basic	17,510
Diluted	17,809